EXHIBIT 99.1


                           FOR IMMEDIATE RELEASE
                           ---------------------

                                   For more information, contact:
                                                     Sharmila Rao
                         Vice President, Corporate Communications
                                                     937.291.8282
                                                 srao@mcsinet.com


     MCSi, INC. TO COOPERATE WITH SEC INVESTIGATION

DAYTON, OHIO - February 14, 2003 - MCSi, Inc. (Nasdaq: MCSI) today announced that it has learned of an investigation of the Company by the United States Securities and Exchange Commission and has received a subpoena from the SEC seeking production of documents. The Company intends to cooperate fully with the investigation. MCSi cannot now predict the course or outcome of the investigation or whether additional information will be sought.

About MCSi

MCSi has emerged as the nation's leading systems integrator of state-of-the-art presentation and broadcast facilities. MCSi's foresight and ability to converge audio-visual systems, broadcast media and networking technology, combined with design-build and engineering expertise, networking and configuration services, an extensive product line, and quality technical support services, has given MCSi a distinct advantage in the systems integration marketplace and has contributed to the dramatic growth of the Company.

MCSi's scalable solutions address clients at every level of the business transaction continuum. Products and services are available directly through the Company and its sales specialists, many of whom provide enterprise-wide solutions and/or work exclusively with clients on strategic and strong relationships maintained with manufacturers and technology leaders. With the largest selection of audio-visual/presentation, broadcast, and networking products and the legacy of technical support and field service in locations across the U.S.A. and Canada, MCSi's customers are provided with a unique value that extends beyond the product. MCSi's products are also provided over a robust business-to-business e-commerce platform. Additional information regarding MCSi can be obtained at www.mcsinet.com (but is not part of this release).

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic conditions, industry trends, factors relative to its concentration on the audio-visual systems integration industry, actions of competitors, MCSi's ability to manage its growth, factors

                        - MORE -

MCSi, Inc. Press Release
February 14, 2003
Page 2



relating to its acquisition/merger strategy, actions of regulatory authorities, pending investigations and/or litigation, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risk relating to its international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect MCSi's business, is set forth in MCSi's Form 10-K for the year ended December 31, 2001 and 10-Q for the quarter ended September 30, 2002.

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